Exhibit 4.2
Description of the Company’s Common Stock Registered
Under Section 12 of the Exchange Act of 1934
References to the “Company”, “us” and “our” herein are references to Liberty Energy Inc.
Description of Capital Stock
The following description of our capital stock is a summary and does not purport to be complete. It is subject and qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and second amended and restated bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our amended and restated articles of incorporation and second amended and restated bylaws for additional information.
Authorized Capital Stock
The authorized capital stock of the Company consist of 400,000,000 shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”), 400,000,000 shares of Class B common stock, $0.01 par value per share (the “Class B Common Stock”) and 10,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of December 31, 2022, we had 178,753,125 shares of Class A Common Stock outstanding, 250,222 shares of Class B Common Stock outstanding, and no shares of Preferred Stock issued or outstanding. Effective January 31, 2023, all shares of Class B Common Stock were redeemed and exchanged, and no shares of Class B Common Stock were issued or outstanding.
Class A Common Stock
Voting Rights. Holders of shares of Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of Class A Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of our Class A Common Stock are fully paid and non-assessable.
Class B Common Stock
Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Dividend and Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.
Redemption Right. Each member of Liberty Oilfield Services New HoldCo LLC (“Liberty LLC”) has received one share of Class B Common Stock for each unit of Liberty LLC (a “Liberty LLC Unit”) that it holds. Accordingly, each member of Liberty LLC has a number of votes in the Company equal to the aggregate number of Liberty LLC Units that it holds. Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC, each holder of Liberty LLC Units has, subject to certain limitations, the right to cause Liberty LLC to acquire all or a portion of its Liberty LLC Units, together with an equal number of shares of Class B Common Stock, for, at

Liberty LLC’s election, shares of Class A Common Stock or cash. The final redemption of Liberty LLC Units occurred on January 31, 2023.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our amended and restated certificate of incorporation and our second amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the New York Stock Exchange, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

    the transaction is approved by the board of directors before the date the interested shareholder attained that status;

    upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws
Provisions of our amended and restated certificate of incorporation and our second amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests, including those set forth below:
    requirements for advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders;

    the ability to authorize undesignated preferred stock which makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

    our authorized number of directors may be changed only by resolution of the board of directors;

    all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

    any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

    our amended and restated certificate of incorporation and second amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding Class A Common Stock;

    special meetings of our shareholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

    our board of directors is divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any;

    we renounced any interest in existing and future investments in other entities by, or the business opportunities of, funds affiliated with Riverstone Holdings LLC and its affiliates and they have no obligation to offer us those investments or opportunities; and

    our second amended and restated bylaws can be amended by the board of directors.

Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

    any derivative action or proceeding brought on our behalf;

    any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

    any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our second amended and restated bylaws; or

    any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The above exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, our second amended and restated bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under Section 22 of the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation and second amended and restated bylaws related to choice of forum. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation or bylaws have been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that these provisions in our amended and restated certificate of incorporation and second amended and restated bylaws are inapplicable or unenforceable.